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EXHIBIT 20.1


                                                   [LOGO HANOVER DIRECT]
FOR IMMEDIATE RELEASE

CONTACT:  Hanover Direct, Inc.                       The MWW Group
          Edward M. Lambert                          Jamie Schwartz
          E.V.P. & Chief Financial Officer           Rich Tauberman
          Tel: (201) 272-3325                        Tel: (201) 507-9500

    HANOVER DIRECT, INC. REPORTS FISCAL 2001 NET EARNINGS OF $(5.8) MILLION,
           $(.08) PER SHARE, AN IMPROVEMENT OF $75.0 MILLION COMPARED
      WITH A NET LOSS OF $(80.8) MILLION, $(.40) PER SHARE, FOR FISCAL 2000

Edgewater, NJ, March 28, 2002 - Hanover Direct, Inc. (AMEX: HNV) today announced operating results for the 52 weeks ended December 29, 2001.

The Company reported a net loss of $(5.8) million or $(.08) per share for the year ended December 29, 2001 compared with a net loss of $ (80.8) million or $ (.40) per share for the comparable period last year. The per-share amounts were calculated after deducting preferred dividends of $10.7 million in 2001 and $4.0 million in 2000. The weighted average number of shares outstanding was 210,535,959 and 213,251,945 for the 2001 and 2000 years, respectively. This decrease in weighted average shares was due in part to the conversion of 1,530,000 issued common shares into treasury shares. Compared with the prior year's net results, the $75.0 million improvement was due to: 1) decreased general and administrative expenses; 2) gain on sale of the Improvements business; 3) decreased cost of sales and operating expenses; 4) gain on sale of the Kindig Lane Property; 5) decreased special charges related to the Company's strategic business realignment program; and 6) a reduction in interest expense. The Company also announced EBITDA (earnings before interest, taxes, depreciation, amortization, and certain non-cash charges) for the year ended December 29, 2001 of $19.3 million, an improvement of $68.4 million from EBITDA of $(49.1) million from 2000.

Net revenues decreased $70.8 million (11.7%) for the year ended December 29, 2001 to $532.2 million from $603.0 million for the comparable period in 2000. This decrease was due in part to the sale of the Improvements business on June 29, 2001, which accounted for $27.6 million of the reduction in revenue in 2001. The discontinuance of the Domestications Kitchen & Garden, Encore, Kitchen & Home and Turiya catalogs contributed $21.2 million to the reduction in net revenues in 2001. The balance of the net revenues decrease can be attributable to softness in demand related to both the International Male and Gump's brands, a scale-back of certain unprofitable third-party fulfillment business, and a 53 week year in fiscal 2000 compared to a 52 week year in fiscal 2001. Net revenues in 2001 for the Company's core catalog brands, The Company Store, Domestications, and Silhouettes, increased by approximately 1% over the prior year.

On January 5, 2001, Hanover Direct, Inc. announced a strategic business realignment plan. The objectives of this plan were to improve shareholder value by directing the Company's resources primarily towards growth in Hanover's core brands while at the same time reducing costs in all areas of the business and eliminating the erizon investment activities that did not generate sufficient revenue to produce profitable results. In support of these objectives, Hanover Direct, Inc. accomplished the following key results during 2001:

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IMPROVED OPERATIONS:

o Delivered internet revenues of $81.8 million, an increase of approximately 30% over 2000 internet revenues.

o Eliminated 834 positions, including 54 positions at or above the level of Director, and reduced annualized payroll and benefits in excess of $39 million.

o Closed the Maumelle fulfillment and San Diego telemarketing facilities and sold the Kindig Lane Property to rationalize and reconfigure the Company's operations infrastructure, reduce costs and improve productivity.

o Concluded a new agreement with MemberWorks, Inc. to provide telemarketing sales services.

o Executed long term supply contracts with strategic paper, printing and telecommunications vendors to assure the consistent supply of essential products and services and stabilize current and future costs.

o Consolidated the management and operations of the Gump's retail store and the Gump's by Mail catalog operation in San Francisco.

o Restructured the change in control plans and reduced potential future costs by over $15 million or 55%.

o Downsized administrative offices in New Jersey to facilitate the sublet of 57,000 square feet of excess space.

o Built a stronger but leaner management team at all levels of the organization.

o Consolidated the Keystone Internet Services, Inc. operations and management functions and refocused business activities against profitable clients.

ELIMINATED UNPRODUCTIVE BUSINESSES:

o Closed the Kitchen & Home, Domestications Kitchen & Garden, Turiya, The Company Store At Home, Great Finds, Outtakes and Encore catalogs, and the Always in Style and Compagnie de la Chine operations.

o    Terminated the Desius operation.

STRENGTHENED THE BALANCE SHEET:

o Consummated a Common and Preferred Stock restructuring agreement with Richemont on December 19, 2001 that reduced outstanding Common Stock by
     74.1 million shares and exchanged the Company's Series A Preferred Stock for a new Series B Preferred Stock with more favorable near-term redemption provisions and the elimination of dividends.

o Sold certain assets and liabilities of the Improvements business to HSN, a division of USA Networks Inc.'s Interactive Group, for $33.4 million and entered into a fulfillment services agreement between HSN and the Company's Keystone subsidiary for up to three years.

o    Sold the Kindig Lane Property in Hanover, Pennsylvania for $4.7 million.

o Maintained the Company's American Stock Exchange (AMEX) listing, subject to ongoing quarterly review.

A conference call with the management of Hanover Direct, Inc. to review the Fiscal 2001 fourth quarter and full year operating results and ongoing strategic business realignment program will be held on Friday, March 29, 2002 at 11 a.m. Eastern Standard Time. If you would like to participate in the call, please call 212-896-6076 between 10:50 a.m. and 10:55 a.m. Eastern Standard Time. The call will begin promptly at 11:00 a.m. Eastern Standard Time. A re-play of the conference will be available from 1:30 p.m. Eastern Standard Time on Friday, March 29, 2002 until 1:30 p.m. Eastern Standard Time on Saturday, March 30, 2002 and can be accessed by calling 800-633-8625 (Domestic) and 858-812-6450 (International) and entering the Reservation Code #: 20482005.

INFORMATION ON HANOVER DIRECT 2002 ANNUAL SHAREHOLDERS MEETING:

The Hanover Direct, Inc. 2002 Annual Shareholders Meeting has been scheduled for Thursday, May 16, 2002. The meeting will be held at the Sheraton Suites on the Hudson, 500 Harbor Boulevard, Weehawken, New Jersey and will commence at 9:30 a.m. The Sheraton Suites on the Hudson are directly across the street from the Lincoln Harbor stop on the New York Waterway Ferry. The record date for voting at the annual meeting is March 25, 2002.


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ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including Domestications, The Company Store, Company Kids, Silhouettes, International Male, Undergear, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party fulfillment operation, and also provides the logistical, IT and fulfillment needs of Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.


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